                                                                    EXHIBIT 99.2

                           LAM RESEARCH CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 5, 1997

TO THE STOCKHOLDERS OF LAM RESEARCH CORPORATION:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Lam Research Corporation ("Lam") will be held at the offices of Lam, 4650 Cushing Parkway, Fremont, California, on August 5, 1997, at 2:00 p.m., local time (the "Lam Special Meeting"), for the following purposes all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

    1. To consider and vote upon a proposal (the "Share Issuance") to approve the issuance of shares of common stock of Lam, par value $0.001 per share ("Lam Common Stock") pursuant to an Agreement and Plan of Merger dated as of March 24, 1997 (the "Merger Agreement"), by and among Lam, Omega Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Lam ("Merger Sub"), and OnTrak Systems, Inc. ("OnTrak"). Pursuant to the Merger Agreement, (i) Merger Sub will be merged with and into OnTrak (the "Merger"), (ii) OnTrak will become a wholly-owned subsidiary of Lam, and
  (iii) each share of OnTrak common stock, par value $0.0001 per share ("OnTrak Common Stock"), will be converted into the right to receive, and become exchangeable for, 0.83 of a share of Lam Common Stock, subject to the following adjustment (the "Exchange Ratio"). If the average of the daily closing sale prices per share of the Lam Common Stock as reported on the Nasdaq National Market on the ten trading days ending the eighth trading day preceding the special meeting of stockholders of OnTrak (the "Lam Closing Value") falls below certain thresholds specified in the Merger Agreement, then Lam may adjust the Exchange Ratio to that number of shares of Lam Common Stock equal to $24.90 divided by the Lam Closing Value. If Lam determines not to adjust the Exchange Ratio in those circumstances, then OnTrak has the option to terminate the Merger Agreement. If adjusted, the Exchange Ratio will be fixed prior to the Lam Special Meeting and the special meeting of stockholders of OnTrak. Stockholders may ascertain whether Lam has adjusted the Exchange Ratio or whether OnTrak has terminated the Merger Agreement by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997. If, subsequent to the mailing of the Proxy Card, a stockholder wishes to revoke or change such stockholder's vote, the stockholder may do so by phoning 1-888-LAM-TRAK or logging onto the World Wide Web at http://www.lamrc.com at any time after July 25, 1997, and following the instructions provided by the messages thereon. In addition, each outstanding option or right to purchase OnTrak Common Stock under OnTrak's stock option and stock purchase plans will be assumed by Lam and will be converted to an option or right to purchase Lam Common Stock, with appropriate adjustments, based upon the Exchange Ratio, made to the number of shares issuable under the option and to the exercise or purchase price per share of each option or right. Pursuant to the Merger Agreement, an Office of the Chairman will be created at Lam and will include Roger D. Emerick and James W. Bagley, currently the Chairman and Chief Executive Officer at OnTrak. Mr. Emerick will be the Chairman of the Board, and as contemplated by the Merger Agreement, Lam will enter into an employment agreement with Mr. Bagley pursuant to which he will serve as Chief Executive Officer of Lam. In addition, the Lam Board of Directors will be expanded and Mr. Bagley and Richard J. Elkus, Jr., currently directors of OnTrak, will be appointed to the Board of Directors of Lam. The Share Issuance, the Merger and the Merger Agreement are more fully described in the accompanying Joint Proxy Statement/Prospectus and a copy of the Merger Agreement is attached as Annex A thereto.

    2. To consider and vote upon a proposal to approve and adopt the Lam Research Corporation 1997 Stock Incentive Plan (the "Lam 1997 Stock Plan"). The Lam 1997 Stock Plan is more fully described in the accompanying Joint Proxy Statement/Prospectus and a copy of the Lam 1997 Stock Plan is attached as Annex D thereto.

    3. To consider and vote upon a proposal to amend the Certificate of Incorporation of Lam (the "Certificate") to eliminate stockholder action by written consent (the "Written Consent Amendment"). The Written Consent Amendment is more fully described in the accompanying Joint Proxy Statement/ Prospectus and the form of the Certificate of Amendment is attached as Annex E thereto.

    4. To consider and vote upon a proposal to amend the Certificate to eliminate cumulative voting (the "Cumulative Voting Amendment"). The Cumulative Voting Amendment is more fully described in the accompanying Joint Proxy Statement/Prospectus and the form of the Certificate of Amendment is attached as Annex E thereto.

  The Lam Board of Directors has fixed the close of business on July 3, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Lam Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Lam Special Meeting. A list of Lam stockholders entitled to vote at the Lam Special Meeting will be available for examination, during ordinary business hours, at the corporate offices of Lam at 4650 Cushing Parkway, Fremont, California during the ten days prior to the Lam Special Meeting.

  Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Lam Special Meeting, is requested to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the Lam Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Lam Special Meeting.

                                          By Order of the Board of Directors,


                                          /s/Richard H. Lovgren
                                          Richard H. Lovgren
                                          Secretary

Fremont, California
July 7, 1997

 PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED
                         POSTAGE-PAID RETURN ENVELOPE.